UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): May 12, 2008

g8wave Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-136487	13-3513270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

126 Brookline Avenue, Suite 201 Boston, Massachusetts	02215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 892-9090

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 12, 2008, the registrant entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Bradley Mindich (“Mindich”) and PMCG Management Company, LLC (“PMCG”), pursuant to which the registrant agreed to sell to Mindich (the “Sale”) all of the registrant’s right, title and interest in and to the capital stock (the “Subsidiary Shares”) held by the registrant in its wholly-owned subsidiary, g8wave, Inc., a Delaware corporation (the “Subsidiary”). Mindich is an officer, director, and stockholder of the registrant and has a significant ownership interest in, and is a director of, PMCG.

Pursuant to the Purchase Agreement, in exchange for the Subsidiary Shares, Mindich has agreed to (1) pay to the registrant at closing the sum of $30,000, (2) surrender to the registrant all of the shares of the registrant’s Common Stock held by Mindich (9,457,500 shares comprising approximately 39% of the registrant’s issued and outstanding shares as of the date hereof), which shall be cancelled effective with the closing, (3) assume and agree to discharge certain of the registrant’s liabilities, as set forth in the Purchase Agreement, (4) assume and agree to pay to the registrant an amount that is reasonably necessary for the registrant to continue in existence and remain in compliance with applicable laws and the rules and regulations of the Securities and Exchange Commission and state securities regulators for a period of 12 months following the closing, in an amount not to exceed $125,000, less the $30,000 payable at closing, and (5) obtain an extended reporting period endorsement to the registrant’s D&O insurance policy for a period of 3 years following the closing.

The Subsidiary Shares comprise all or substantially all of the registrant’s assets. Accordingly, if the Sale is consummated, the registrant will have nominal operations and assets and will be a shell company, as defined in Section 12b-2 of the Securities Exchange Act of 1934, as amended.

Pursuant to the Purchase Agreement, Mindich is also required to indemnify, defend and hold harmless the registrant, its affiliates, and certain other related parties from and against the liabilities being assumed by Mindich and all liabilities of the Subsidiary.

The Purchase Agreement may be terminated (1) at any time by the mutual consent of the registrant and Mindich, or (2) by the registrant, at any time prior to obtaining disinterested stockholder approval, if the Board of Directors obtains and elects to pursue a bona fide acquisition proposal or financing proposal from a third party that the registrant determines in good faith is superior to the transactions contemplated in the Purchase Agreement. In the event the registrant terminates the Purchase Agreement or the closing does not occur by June 7, 2008 for any reason other than the failure of the conditions to the registrant’s closing obligations to be satisfied, the registrant shall pay to Mindich an amount equal to 120% of (1) any funds advanced by Mindich or his affiliate to the Subsidiary from the date of the Purchase Agreement to the effective date of termination, less any amounts required to be paid by the Subsidiary pursuant to the Revolving Credit and Security Agreement, entered into by the Subsidiary and PMCG on April 22, 2008, and (2) any out-of-pocket expenses incurred by Mindich in connection with the transactions contemplated by the Purchase Agreement. In addition, the registrant shall grant to Mindich for a period of 20 months following the termination date, a non-exclusive right and license to use the technology and other assets of the registrant necessary in the reasonable judgment of Mindich to permit him to fulfill his and his affiliates’ customer’s mobile technology campaigns on a continuing basis.

If the Sale is consummated, the registrant is required to promptly change its corporate name and is not permitted thereafter to use, or permit its affiliates to use, the name “g8wave” or any names reasonably similar thereto.

The Purchase Agreement also contains customary representations and warranties, and affirmative and negative covenants, and conditions to closing.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by the terms and conditions of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements with Certain Officers

As previously reported, on April 24, 2008, William Duke, the registrant’s Chief Financial Officer, tendered his resignation from that position and as an employee of the registrant. Mr. Duke’s resignation will be effective on or prior to May 18, 2008.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated May 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 12, 2008

g8wave Holdings, Inc.

By: /s/ William Duke
William Duke
Chief Financial Officer